Exhibit 99.2

PDL BioPharma, Inc.
Q4-2011
February 23, 2012

Following are some of the key points from PDL’s press release today regarding its fourth quarter and year end 2011 financial and business results.

Net Income

•	Net income for the fourth quarter of 2011 was $38.9 million or $0.24 per diluted share as compared with a net loss of $24.5 million or $(0.18) per diluted share for the same period of 2010.
•	Net income in 2011 was $199.4 million, or $1.15 per diluted share as compared with net income of $91.9 million in 2010 or $0.54 per diluted share.

Non-GAAP Net Income

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Non-GAAP net income for the fourth quarter of 2011 was $39.6 million, or $0.24 per diluted share, compared to non-GAAP net income of $35 million, or $0.20 per diluted share for the fourth quarter of 2010.

•	Non-GAAP net income for 2011 was $201.6 million, or $1.17 per diluted share, compared to non-GAAP net income of $168.4 million, or $0.97 per diluted share in 2010.

PDL management believes the non-GAAP information is useful for investors by offering them the ability to better identify trends in our business and better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all expense items that affect PDL. These non-GAAP financial measures exclude the following items from GAAP net income:

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The effects of retirement or conversion of convertible notes, net of estimated taxes, are excluded because these capital restructuring charges are transaction specific and result from changes made to a capital structure established when PDL was a commercial, manufacturing, and research and development biotechnology company.

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The effects of imputed interest on our 3.75% Convertible Senior Notes due May 1, 2015 (May 2015 Notes), net of estimated taxes, are excluded because this expense is non-cash; such exclusion facilitates comparisons of PDL’s cash operating results.

2011 and 2012 Dividends

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We paid $0.15 per share of common stock or $21.0 million to our stockholders on December 15, 2011, to stockholders of record on December 8, 2011, as part of our regular, quarterly dividend policy for 2011.

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We declared a regular, quarterly dividend of $0.15 per share of common stock payable on March 14, June 14, September 14 and December 14 to stockholders of record on March 7, June 7, September 7 and December 7.

Adjustments to Convertible Notes Conversion Ratios

In connection with the December 15, 2011 dividend payment, the adjusted conversion rates are:
•	For our 2.875% Convertible Senior Notes due February 15, 2015, 155.396 shares of common stock per $1,000 principal amount or approximately $6.44 per share,
•	For our 3.75% Convertible Senior Notes due May 2015, 135.9607 shares of common stock per $1,000 principal amount or approximately $7.36 per share.

PDL BioPharma, Inc.
Q4-2011
February 23, 2012

Updates On Approved Royalty Bearing Products

ACTEMRA®/RoACTEMRA (tocilizumab):
•	In February 2012, Roche announced that Health Canada approved Actemra for the treatment of systemic juvenile idiopathic arthritis (sJIA).
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On February 21, 2012, Chugai and Roche announced that their supplemental Biologics License Application (sBLA) to broaden the approved patient population to include moderately to severely active rheumatoid arthritis (RA) who have either responded inadequately to, or who were intolerant to, previous therapy with other approved therapeutics, has been accepted, with a Prescription Drug User Fee Act (PDUFA) date in October 2012.

AVASTIN® (bevacizumab):
•	On November 18, 2011, FDA revoked its approval for treatment of HER2-negative breast cancer effective immediately. This decision does not affect any of the Avastin’s other approvals.
•	Genentech announced that it will start a Phase 3 trial in 2012 of Avastin plus paclitaxel in previously untreated metastatic breast cancer.
•	EMEA narrowed, but did not withdraw, Avastin’s approval for first line treatment of HER2-negative breast cancer in combination with paclitaxel or with Xeloda.
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In December 2011, Avastin received approval in the EU for the treatment of women with newly diagnosed advanced ovarian cancer, which allows the use of Avastin in combination with standard chemotherapy (carboplatin and paclitaxel) for the front-line treatment (first-line treatment following surgery) of advanced epithelial ovarian, primary peritoneal or fallopian tube carcinoma.

LUCENTIS® (ranibizumab):
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On November 18, 2011, FDA approved Regeneron and Bayer’s Eylea (aflibercept) for the treatment of age-related macular degeneration (AMD).  In February 2012, Regeneron reported that Eylea has been administered to more than 30,000 patients since launch, and while there have been reports of intraocular inflammation, it is within the reported incidence in the literature relevant to Eylea.

•	FDA approved a dosing schedule of monthly injections for the first three months and bi-monthly injections thereafter.
•	Eylea is priced at $100 less per injection than Lucentis. Lucentis is $1,950 per injection.
•	On January 3, 2012, Regeneron and Genentech announced a settlement of their patent litigation regarding Eylea under which Regeneron will pay royalties to Genentech on Eylea sales.

TYSABRI® (natalizumab):
•	As of December 2011, Biogen Idec estimates that approximately 64,400 patients were on commercial and clinical TYSABRI therapy worldwide.

Updates on Selected Development Stage Potential Royalty Bearing Products

PERTUZUMAB:
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In December, Roche and Genentech filed EU and US marketing applications for pertuzumab for HER2-positive metastatic breast cancer, based on study results which showed that pertuzumab combined with Herceptin and chemotherapy significantly extended progression free survival, compared with Herceptin and docetaxel alone.

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In February 2012, Roche announced that FDA accepted the company’s BLA for pertuzumab and grated Priority Review with an action date of June 8, 2012. Pertuzumab is under review for use in combination with Herceptin and docetaxel chemotherapy for people with HER2-positive metastatic or locally recurrent, unresectable breast cancer, who have not received previous treatment or whose disease has relapsed after adjuvant therapy.

•	In February 2012, Roche forecast sales of more than $1 billion for Pertuzumab when it is approved.

PDL BioPharma, Inc.
Q4-2011
February 23, 2012

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, and updated by subsequent Quarterly Reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

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